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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT


     This Employment Agreement dated and effective as of October 1, 2002 (this "Agreement") is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the "Company" or "Omega"), and Thomas R. Wittmann (the "Employee").

     WHEREAS, the Employee has served as the General Manager of the Companys Abbeville, Louisiana facility; and

     WHEREAS, the Company now desires to promote the Employee to Vice President--Operations of the Company; and

     WHEREAS, the Company desires to provide the Employee with certain assurances regarding his employment in the event of termination of Employee's employment;

     THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

     1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company as Vice President Operations. The Employee will perform the duties, functions and services as the Chief Executive Officer of the Company or his designee may from time to time request.

     2. Compensation and Other Employee Benefits. As compensation for the Employee's services hereunder, the Company will:

     (a) pay to the Employee an annual base salary (the "Base Salary"), subject to such withholdings or other deductions as may be required by applicable laws or regulations, of One Hundred Twelve Thousand and No/100 Dollars ($112,000.00) in accordance with the then current payroll policies of the Company, which Base Salary will be subject to increase (but not decrease) at the discretion of the Company; and

     (b) afford the Employee the right to participate in Company employee health and welfare benefit plans available to all employees generally, in a manner consistent with the participation of such other employees; and

     (c) subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time, reimburse the Employee for the reasonable out-of-pocket expenses he incurs in the course of performing his duties hereunder; and

     (d) provide employee with paid vacation in accordance with then-current Company policy.




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     3. Termination of Employment.

     (a) For Due Cause. If the Company has Due Cause (as defined below) to terminate the Employee's employment, the Company will be entitled to terminate the Employee's Employment at any time by delivering written notice of that termination to the Employee, in which event (i) that termination will be effective immediately on the delivery of that notice, (ii) the Company will pay to the Employee his Base Salary accrued and unpaid to the date of that termination, and (iii) all the rights and benefits the Employee may have under any health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans. "Due Cause" means (i) the material failure by the Employee to fulfill the Employees duties or misconduct or gross neglect in the performance of such duties, (ii) the Employees commission of fraud, misappropriation, embezzlement or act of moral turpitude, or (iii) the Employees commission of any felony for which the Employee is convicted. For the purposes of this paragraph, the term Company includes subsidiaries of the Company.

     (b) Death or Disability. If the Employee dies or suffers a disability, (i) the Employee's employment will terminate on the date of his death or Disability,
(ii) the Company will pay to the Employee or his estate the Employee's Base Salary accrued and unpaid to the date on which he died or became disabled, and
(iii) all the rights and benefits the Employee (or his estate) may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

     (c) Voluntary Termination by Employee. The Employee may voluntarily terminate his Employment at any time by providing at least fourteen (14) days' prior written notice to the Company, in which event, (i) the Company will pay to the Employee his Base Salary accrued and unpaid to the date the employment terminates, and (ii) all the rights and benefits the Employee may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

     (d) Voluntary Termination by Company. The Company will be entitled to terminate the Employee's employment at any time for any reason. The severance payment paid to Employee as a result of voluntary termination by the Company will differ depending on whether such termination takes place before or after a Change of Control (as defined below) has occurred, as set forth below:

     (i) Prior to a Change in Control. If, prior to a Change of Control, the Company terminates the Employee's employment for any reason other than Due Cause, death or the Employee's disability, then the Company will pay to the Employee his Base Salary in accordance with the then current payroll policies of the Company for a twelve (12)-month period following such termination and all the rights and benefits the Employee may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.




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     (ii) After a Change of Control. If, after a Change of Control, the Company terminates the Employee's employment within two (2) years after the date of the Change of Control for any reason other than Due Cause, death or the Employee's disability, then the Company will pay to the Employee his Base Salary in accordance with the then current payroll policies of the Company for a twenty_four (24)-month period following such termination and all the rights and benefits the Employee may have under the any health and welfare benefit plan will be determined in accordance with the terms and conditions of those plans.

"Change of Control" means that point in time in which a person, entity or group other than (a) the Company or its subsidiaries, or (b) Zapata Corporation (which as of the date of this Agreement currently owns approximately sixty-one percent (61%) of the Company's outstanding common stock), directly or indirectly acquires beneficial ownership of thirty percent (30%) or more of the then outstanding shares of common stock of the Company as a result of such acquisition (provided, however, that such Change of Control does not occur solely as a result of a reduction in the number of shares of Company common stock outstanding due to a repurchase of Company common stock by the Company or its subsidiaries).

For purposes of this Agreement, the Change of Control will be deemed to occur on the effective date on which such person or entity acquires beneficial ownership of at least one share greater than thirty percent (30%) of the then outstanding shares. Zapata Corporation is not an intended third party beneficiary of this Agreement so that if, for example, Zapata Corporation were to sell all of its shares of Omega common stock to a third party which, as a result of that transaction, then owned greater than thirty percent (30%) of the Company's then outstanding common stock, a Change of Control would have occurred.

     4. Covenant Not to Compete. The Employee recognizes that the Company is engaged in a highly competitive business and that keeping the Companys competitors from utilizing the Companys production processes, know-how, and proprietary techniques and methods is of utmost importance. The Employee acknowledges that in his position as Vice President - Operations he will be exposed and knowledgeable about the Companys production process, know-how, proprietary techniques and methods and other confidential information. The Employee, therefore, agrees that during the term of his employment and for a period of three (3) years after the date of termination of employment for any reason, he will not accept employment or render service or assistance to the Companys two primary domestic competitors, Daybrook Fisheries in Louisiana and Beaufort Fisheries in North Carolina.

     If the provisions of this Section 4 are violated in any material respect, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from that violation. If the provisions of this Section 4 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.




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     5. Confidential Information. The Employee acknowledges that he has had and will continue to have access to trade secrets and other confidential, nonpublic and/or proprietary information of the Company, including information derived from production records, quality control reports, managers reports, claims reports investigations, research, marketing and sale programs, strategic plans, and customer lists (collectively, Confidential Information). The Employee agrees, therefore, that he will not at any time, either while employed by the Company or for a five (5)-year period thereafter, knowingly make any personal or independent use of, or knowingly disclose to any other person any Confidential Information. Confidential Information shall not include (i) information that becomes known to the public generally through no fault of the Employee, or (ii) information required to be disclosed by law or legal process or the order of any governmental authority under color of law. In the event of a breach or threatene d breach by the Employee of the provisions of this Section 5 with respect to any Confidential Information, the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction (without the necessity of posting any bond in connection therewith) restraining the Employee from disclosing, in whole or in part, that Confidential Information.

     6. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows or to such other address as a party may specify by notice pursuant to this provision:

 (i) If to the Company:                 Omega Protein Corporation
                                        1717 St. James Place, Suite 550
                                        Houston, Texas 77056
                                        Attn: Secretary

 (ii)If to the Employee:                Thomas R. Wittmann
                                        16335 W. Louisiana Highway 330
                                        Abbeville, Louisiana 70510

     7. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas.

     8. Term. The term of this Agreement shall continue in effect until an event specified in Section 3 shall have occurred, at which point the provisions of that section will control and after the completion of the requirements of such provisions and Sections 4 and 5 of this Agreement, this Agreement will terminate.

     9. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

     10. Headings. The headings of sections and subsections hereof are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions hereof.

     11. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.




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     13. Assignments. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise with the written consent of the Employee. The rights and obligations of the Employee under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer.

     14. Effect of Agreement. Subject to the provisions of Section 13 with respect to assignments, this Agreement will be binding on the Employee and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns.

     15. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

     16. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first written above.

                                  OMEGA PROTEIN CORPORATION



                                  By: /s/ Joseph L. von Rosenberg III
                                          Joesph L. von Rosenberg III
                                          President and Chief Executive Officer

                                  EMPLOYEE

                                  Thomas R. Wittmann

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